Exhibit 10.23
AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”) dated as of the 19th day of February, 2013 (the “Effective Date”) is made by and between EQT CORPORATION, a Pennsylvania corporation with its principal place of business at Pittsburgh, Pennsylvania (the “Company”), and Theresa Z. Bone, an individual (the “Employee”). This Agreement amends and restates that certain Change of Control Agreement, dated as of September 8, 2008, between the parties hereto (the “Existing Agreement”), for the purposes of eliminating the Change of Control excise tax gross-up provision of the Existing Agreement.
WITNESSETH:
WHEREAS, the Board of Directors of the Company (the “Board”) believes that it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company; that it is imperative to diminish the inevitable distraction of the Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; and that it is appropriate to provide the Employee with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Employee will be satisfied and which are competitive with those of other corporations in the industry in which the Company’s principal business activity is conducted; and
WHEREAS, in consideration of the compensation and benefits payable to the Employee under this Agreement and the Employee’s eligibility for an additional week of vacation, the Employee and the Company desire to enter into this Agreement, which amends and restates the Existing Agreement which, among other things, restricts the Employee from competing with the Company and from soliciting customers and employees of the Company for one (1) year following the termination of the Employee’s employment following a Change of Control. The Company also desires to require that the Employee maintain the confidentiality of certain information for two years following any such termination, and the Employee is willing to agree to such restrictions in consideration of the compensation and benefits payable under this Agreement; and
NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Term. The term of this Agreement shall commence on the Effective Date hereof and, subject to Sections 3(f), 5 and 8, shall terminate on the earlier of (i) the date of the termination of the Employee’s employment with the Company for any reason prior to a Change of Control; (ii) the date of Employee’s transition to employment with the Company on a part‑time basis, including without limitation assumption of “Executive Alternative Work Arrangement” status; or (iii) unless further extended as hereinafter set forth, the date which is twenty-four (24) months after the Effective Date; provided, that, commencing on the last day of the first full calendar month after the Effective Date and on the last day of each succeeding calendar month, the term of this Agreement shall be automatically extended without further action by either party (but not beyond the date of the termination of the Employee’s employment or transition to part‑time employment prior to a Change of Control) for one (1) additional month unless one party provides written notice to the other party that such party does not wish to extend the term of this Agreement. In the event that such notice shall have been delivered, the term of this Agreement shall no longer be subject to automatic extension and the term hereof shall expire on the date which is twenty-four (24) calendar months after the last day of the month in which such written notice is received.
2.    Change of Control. Except as provided in Section 12, Change of Control shall mean any of the following events (each of such events being herein referred to as a “Change of Control”):
(a)    The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of, respectively, the then outstanding shares of Company common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board of Directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively of the outstanding Company common stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Company common stock and voting power immediately prior to such sale or disposition;
(b)    The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors; provided, however, that the following shall not constitute a Change of Control: (i) any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries and (ii) an acquisition by any person or group of persons of not more than forty percent (40%) of the outstanding shares of Company common stock or the combined voting power of the then outstanding voting securities of the Company if such acquisition resulted from the issuance of capital stock by the Company and the issuance and the acquiring person or group was approved in advance of such issuance by at least two-thirds of the Continuing Directors then in office;
(c)    The Company’s termination of its business and liquidation of its assets;
(d)    There is consummated a merger, consolidation, reorganization, share exchange, or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction: (i) all or substantially all of the persons who were the beneficial owners of the outstanding common stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than

60% of the outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets through one or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the common stock and other voting securities of the Company immediately prior to the consummation of the transaction, (ii) no person (other than (A) the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (i) above is satisfied in connection with the transaction, such Parent Company, or (B) any person or group that satisfied the requirements of subsection (b)(ii), above) beneficially owns, directly or indirectly, 20% or more of the outstanding shares of common stock or the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (iii) individuals who were members of the Company’s Board of Directors immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause, (i) above is satisfied in connection with the transaction, such Parent Company); or
(e)    The following individuals (sometimes referred to herein as “Continuing Directors”) cease for any reasons to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the entire Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved.
3.    Salary and Benefits Continuation.
(a)    “Salary and Benefits Continuation” shall be defined to mean the following:

(i)
payment of an amount of cash equal to two (2) times the Employee’s base salary at the rate of base salary per annum in effect immediately prior to the Change of Control or the termination of the Employee’s employment, whichever is higher;

(ii)
payment of an amount of cash equal to two (2) times the greater of (A) the highest annual incentive (bonus) payment earned by the Employee under the Company’s applicable Short-Term Incentive Plan (or any successor plan) for any year in the five (5) years prior to the termination of the Employee’s employment or (B) the target incentive (bonus) award under the Company’s applicable Short‑Term Incentive Plan (or any successor plan) for the year in which the Change of Control or termination of the Employee’s employment occurs, whichever is higher;

(iii)
provision to Employee and her eligible dependents of medical, long‑term disability, dental and life insurance coverage (to the extent such coverage was in effect immediately prior to the Change of Control) for twenty-four (24) months (at the end of which period the Company shall make such benefits available to the Employee and her eligible dependents in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), whether or not the Company is then required to comply with COBRA); and if the Employee would have become entitled to benefits under the Company’s post-retirement health care or life insurance plans (as in effect immediately prior to the Change of Control or the date of the Employee’s termination of employment, whichever is most favorable to the Employee) had the Employee’s employment terminated at any time during the period of twenty-four (24) months after such date of termination, the Company shall provide such post-retirement health care or life insurance benefits to the Employee (subject to any employee contributions required under the terms of such plans at the level in effect immediately prior to the Change of Control or the date of termination, whichever is more favorable to the Employee) commencing on the later of (i) the date that such coverage would have first become available or (ii) the date that benefits described in this subsection (iii) terminate;

(iv)
contribution by the Company to Employee’s account under the Company’s defined contribution retirement plan (currently, the EQT Corporation Employee Savings Plan) of an amount of cash equal to the amount that the Company would have contributed to such plan (including both retirement contributions and Company matching contributions in respect of Employee contributions to the plan) had the Employee continued to be employed by the Company for an additional twenty-four (24) months at a base salary equal to the Employee’s base salary immediately prior to the Change of Control or the termination of Employee’s employment, whichever is higher (and assuming for this purpose that the Employee continued to make the maximum permissible contributions to such plan during such period), such contribution being deemed to be made immediately prior to the termination of the Employee’s employment; provided, that to the extent that the amount of such contribution exceeds the amount then allowed to be contributed to the plan under the applicable rules relating to tax-qualified retirement plans, then the excess shall be paid to the Employee in cash in respect of both retirement and matching contributions under the Company’s Employee Savings Plan (or any successor plan) because of applicable rules relating to tax-qualified retirement plans; and

(v)	Payment of an amount of cash equal to $20,000.
(b)    All amounts payable by the Company to the Employee pursuant to Sections 3(a)(i), (ii), (iv) and (v) shall be made in a lump sum on the first day following the six‑month anniversary of the Employee’s termination. For purposes of this Agreement, the term “termination” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
(c)    To the extent that medical, long-term disability, dental and life insurance benefits cannot be provided on a non-taxable basis to the Employee under appropriate Company group insurance policies pursuant to Section 3(a)(iii), an amount equal to the premium necessary for the Employee to purchase directly the same level of coverage in effect immediately prior to the Change of Control shall be added to the Company’s payments to the Employee pursuant to Section 3(a). Any such payment shall be made in a lump sum, payable on the first day following the six‑month anniversary of the Employee’s termination. If the Employee is required to pay income or other taxes on any medical, long-term disability, dental or life insurance benefits provided or paid to the Employee pursuant to Section 3(a)(iii) or this Section 3(c), then the Company shall pay to the Employee an amount of cash sufficient to “gross-up” such benefits or payments at the time specified in Section 10 hereof so that the Employee’s “net” benefits received under Section 3(a)(iii) and this Section 3(c) are not diminished by any such taxes that are imposed with respect to the same or the Company’s gross-up hereunder with respect to such taxes.
(d)    If there is a Change of Control as defined above, the Company will provide Salary and Benefits Continuation if at any time during the first twenty-four (24) months following the Change of Control, either (i) the Company terminates the Employee’s employment other than for Cause as defined in Section 4 below or (ii) the Employee terminates her employment for “Good Reason” as defined below.
(e)    For purposes of this Agreement, “Good Reason” is defined as:

(i)	Removal of the Employee from the position she held immediately prior to the Change of Control (by reason other than death, disability or Cause);

(ii)
The assignment to the Employee of any duties inconsistent with those performed by the Employee immediately prior to the Change of Control or a substantial alteration in the nature or status of the Employee’s responsibilities which renders the Employee’s position to be of less dignity, responsibility or scope;

(iii)
A reduction by the Company in the overall level of compensation of the Employee for any year from the level in effect for the Employee in the prior year. For purposes of this subsection (iii), the following shall not constitute a reduction in the overall level of compensation of the Employee: (A) across-the-board reductions in base salary similarly affecting all executives of the Company and all executives of any person in control of the Company, provided, however, that the Employee’s annual base salary rate shall not be reduced by an amount equal to ten percent or more of the Employee’s annual base salary rate in effect immediately prior to the Change of Control; (B) changes in the mix of base salary payable to and the short-term incentive opportunity available to the Employee; provided, that in no event shall the Employee’s base salary for any year be reduced below 90% of the annual base salary paid to the Employee in the prior year; (C) a reduction in the compensation of the Employee resulting from the failure to achieve corporate, business unit and/or individual performance goals established for purposes of incentive compensation for any year or other period; provided, that the aggregate short-term incentive opportunity, when combined with the Employee’s annual base salary, provides, in the aggregate, an opportunity for the Employee to realize at least the same overall level of base salary and short term incentive compensation as was paid in the immediately prior year or period at target performance levels; and provided, further, that such target performance levels are reasonable at all times during the measurement period, taking into account the fact that one of the purposes of such compensation is to incentivize the Employee; (D) reductions in compensation resulting from changes to any Company benefit plan; provided, that such changes are generally applicable to all participants in such Company benefit plan; and (E) any combination of the foregoing;

(iv)
The failure to grant the Employee an annual salary increase reasonably necessary to maintain such salary as reasonably comparable to salaries of senior executives holding positions equivalent to the Employee’s in the industry in which the Company’s then principal business activity is conducted;

(v)
The Company requiring the Employee to be based anywhere other than the Company’s principal executive offices in the city in which the Employee is principally located immediately prior to the Change of Control, except for required travel on the Company’s business to an extent substantially consistent with the Employee’s business travel obligations prior to the Change of Control;

(vi)
Any material reduction by the Company of the benefits enjoyed by the Employee under any of the Company’s pension, retirement, profit sharing, savings, life insurance, medical, health and accident, disability or other employee benefit plans, programs or arrangements, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefits, or the failure by the Company to provide the Employee with the number of paid vacation days to which she is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy, provided that this subparagraph (vi) shall not apply to any proportional across-the-board reduction or action similarly affecting all executives of the Company and all executives of any person in control of the Company; or

(vii)
The failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 15 hereof, or any other material breach by the Company of its obligations contained in this Agreement.

(f)    The Employee’s right to Salary and Benefits Continuation shall accrue upon the occurrence of either of the events specified in (i) or (ii) of Section 3(d) and shall continue as provided, notwithstanding the subsequent termination or expiration of this Agreement pursuant to Section 1 hereof. The Employee’s subsequent employment, death or disability following the Employee’s termination of employment in connection with a Change of Control shall not affect the Company’s obligation to continue making Salary and Benefits Continuation payments, except as provided in Section 8(c). The Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking employment or otherwise. The rights to Salary and Benefits Continuation shall be in addition to whatever other benefits the Employee may be entitled to under any other agreement or compensation plan, program or arrangement of the Company; provided, that the Employee shall not be entitled to any separate or additional severance payments pursuant to the Company’s severance plan as then in effect and generally applicable to similarly situated employees. The Company shall be authorized to withhold from any payment to the Employee, her estate or her beneficiaries hereunder all such amounts, if any, that the Company may reasonably determine it is required to withhold pursuant to any applicable law or regulation.
4.    Termination of Employee for Cause.
(a)    Upon or following a Change of Control, the Company may at any time terminate the Employee’s employment for Cause. Termination of employment by the Company for “Cause” shall mean termination upon: (i) the willful and continued failure by the Employee to substantially perform her duties with the Company (other than (A) any such failure resulting from the Employee’s disability or (B) any such actual or anticipated failure resulting from the Employee’s termination of her employment for Good Reason), after a written demand for substantial performance is delivered to the Employee by the Board of Directors which specifically identifies the manner in which the Board of Directors believes that the Employee has not substantially performed her duties, and which failure has not been cured within thirty days (30) after such written demand; or (ii) the willful and continued engaging by the Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) the breach by the Employee of any of the covenants set forth in Section 8 hereof.
(b)    For purposes of this Section 4, no act, or failure to act, on the Employee’s part shall be considered “willful” unless done, or omitted to be done, by the Employee in bad faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to her a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with her counsel, to be heard before the Board of Directors) finding that in the good faith opinion of the Board of Directors the Employee is guilty of the conduct set forth above in clauses (a)(i), (ii) or (iii) of this Section 4 and specifying the particulars thereof in detail.
5.    Prior Termination. Anything in this Agreement to the contrary notwithstanding, if the Employee’s employment with the Company is terminated prior to the date on which a Change of Control occurs either (i) by the Company other than for Cause or (ii) by the Employee for Good Reason, and it is reasonably demonstrated by the Employee that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control, or (b) otherwise arose in connection with or anticipation of the Change of Control, and (iii) a Change of Control that constitutes a change in ownership or effective control of the Corporation or a change in the ownership of a substantial portion of the assets of the Company under Section 409A of the Code occurs within twenty-four (24) months following the Employee’s termination, then for all purposes of this Agreement the termination shall be deemed to have occurred upon a Change of Control and the Employee will be entitled to Salary and Benefits Continuation as provided for in Section 3 hereof upon the date on which the Change of Control set forth in clause (iii) of this Section 5 occurs or, if later, the date specified in Section 3 hereof.
6.    Employment at Will. Subject to the provisions of any other agreement between the Employee and the Company, the Employee shall remain an employee at will and nothing herein shall confer upon the Employee any right to continued employment and shall not affect the right of the Company to terminate the Employee for any reason not prohibited by law; provided, however, that any such removal shall be without prejudice to any rights the Employee may have to Salary and Benefits Continuation hereunder.
7.    Construction of Agreement.
(a)    Governing Law. This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.
(b)    Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
(c)    Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.
8.    Covenant as to Confidential Information, Non-Competition and Non-Solicitation.

(a)    Confidentiality of Information and Nondisclosure. The Employee acknowledges and agrees that her employment by the Company necessarily involves her knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries. Accordingly, the Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of the Employee’s employment, he/she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over the Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of herself, any person, corporation or other entity other than the Company and its subsidiaries, (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries, or (iii) any other information related to the Company or its subsidiaries which has not been published and is not generally known outside of the Company. The Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company.
(b)    Non-Competition and Non-Solicitation. While the Employee is employed by the Company and for a period of twelve (12) months after the date of the Employee’s termination of employment with the Company for any reason, the Employee will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below): (i) act as an officer, manager, advisor, executive, shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of the Employee’s employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of the Employee’s employment with the Company, or (iii) become employed by such an entity in any capacity which would require the Employee to carry out, in whole or in part, the duties the Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of the Employee’s employment with the Company. Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of the Employee’s employment with the Company only to the extent that the Employee acquired or was privy to confidential information regarding such services, products or businesses. The Employee acknowledges that this restriction will prevent the Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company.
Restricted Territory shall mean (i) any states in which the Company has a regulated-utility operation, which may change from time to time, but as of the effective date of this Agreement are Pennsylvania, West Virginia and Kentucky; or (ii) any states in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (iii) any state in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iv) any state investigated by the Company as a possible jurisdiction in which to conduct any of the business activities described in subparagraphs (i) through (iii) above within the last two (2) years prior to the end of the Employee’s employment with the Company.
The Employee agrees that for a period of twelve (12) months following the termination of the Employee’s employment with the Company for any reason, including without limitation termination for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that the Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding the Employee’s separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Employee and/or who the Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding the Employee’s separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of the Employee’s employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of the Employee’s employment with the Company to be offered in the future.
While the Employee is employed by the Company and for a period of twelve (12) months after the date of the Employee’s termination of employment with the Company for any reason, the Employee shall not (directly or indirectly) on his or her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee or consultant to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.
(c)    Company Remedies. The Employee acknowledges and agrees that any breach of this Section 8 by her will result in immediate irreparable harm to the Company, and that the Company cannot be reasonably or adequately compensated by damages in an action at law. In the event of an actual or threatened breach by the Employee of the provisions of this Section 8, the Company shall be entitled, to the extent permissible by law, immediately to cease to pay or provide the Employee or her dependents any compensation or benefit being, or to be, paid or provided to him pursuant to Section 3 of this Agreement, and also to obtain immediate injunctive relief restraining the Employee from conduct in breach or threatened breach of the covenants contained in this Section 8. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Employee.
9.    Reimbursement of Fees. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur for the period beginning upon the Effective Date and ending upon the Employee’s death as a result of any contest by the Company, Internal Revenue Service or others regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to Section 3 of this Agreement) or in connection with any dispute arising from this Agreement, regardless of whether Employee prevails in any such contest or dispute. The Company shall pay or reimburse such fees and expenses on a monthly basis, payable on the first of each month, and all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of the Employee’s taxable year following the taxable year in which the expense was incurred. Any amounts not paid within such monthly reimbursement period shall bear interest at the rate per annum established by PNC Bank, National Association (or its successor) from time to time as its “prime” or equivalent rate. The amount of reimbursable expenses incurred in one taxable year of the Employee shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, in the event such amounts are conditioned upon a separation from service and not compensation the Employee could receive without separating from service, then no such payments may be made to Employee until the first day following the six‑month anniversary of the Employee’s termination.
10.    Mandatory Reduction of Payments in Certain Events.
(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to the Employee, a calculation shall be made comparing (i) the net after-tax benefit to the Employee of the Payments after payment by the Employee of the Excise Tax, to (ii) the net after-tax benefit to the Employee if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in

Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(b)    All determinations required to be made under this Section 10, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days after the receipt of notice from the Employee that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Employee was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.
(c)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.
11.    Resolution of Differences Over Breaches of Agreement. Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to the Employee’s employment with the Company or the termination of such employment, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and the Employee agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Pittsburgh, Pennsylvania in accordance with this Section 11 of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a panel of three (3) arbitrators (the “Arbitration Panel”). The Company and the Employee shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and AAA shall select a third arbitrator from the Commercial Panel. The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof.
12.    Treatment of Certain Incentive Awards. All “Awards” held by the Employee under the Company’s 1999 Long-Term Incentive Plan, the Company’s 2009 Long-Term Incentive Plan, or any successor plan or plans (as the case may be, the “Incentive Plan”) shall, upon a Change of Control, be treated in accordance with the terms of the applicable Incentive Plan and underlying award agreements when and as awarded, without regard to the subsequent amendment of the applicable Incentive Plan. For purposes of this Section 12, the terms “Award” and “Change of Control” shall have the meanings ascribed to them in the applicable Incentive Plan.
13.    Release. The Employee hereby acknowledges and agrees that prior to the Employee’s or /her dependents’ right to receive from the Company any compensation or benefit to be paid or provided to her or her dependents pursuant to Section 3 of this Agreement, the Employee may be required by the Company, in its sole discretion, to execute a release in a form reasonably acceptable to the Company, which releases any and all claims (other than amounts to be paid to Employee as expressly provided for under this Agreement) the Employee has or may have against the Company or its subsidiaries, agents, officers, directors, successors or assigns arising under any public policy, tort or common law or any provision of state, federal or local law, including, but not limited to, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Protection Act, Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, or the Employee Retirement Income Security Act of 1974, all as amended.
14.    Waiver. The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by a party hereto.
15.    Assignment. This Agreement, including the non-competition and non-solicitation covenant in Section 8(b) hereof, shall be binding upon and inure to the benefit of the successors and assigns of the Company. The Company shall be obligated to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business or assets, by a written agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. This Agreement shall inure to the extent provided hereunder to the benefit of and be enforceable by the Employee or her legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. The Employee may not delegate any of her duties, responsibilities, obligations or positions hereunder to any person and any such purported delegation by him shall be void and of no force and effect with respect to matters relating to her employment and termination of employment. Without limiting the foregoing, the Employee’s rights to receive payments and benefits hereunder shall not be assignable or transferable, other than a transfer by the Employee’s will or by the laws of descent and distribution.

16.    Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if personally delivered or when sent by first class certified or registered mail, postage prepaid, return receipt requested -- in the case of the Employee, to her residence address as set forth below, and in the case of the Company, to the address of its principal place of business as set forth below, in care of the Chairman of the Board -- or to such other person or at such other address with respect to each party as such party shall notify the other in writing.
17.    Pronouns. Pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter.
18.    Entire Agreement. Except as set forth in any confidentiality, non-solicitation or non‑competition agreement to which you are a party, this Agreement contains the entire agreement of the parties concerning the matters set forth herein and all promises, representations, understandings, arrangements and prior agreements regarding the subject matter hereof (including the Existing Agreement, which the parties agree shall terminate as of the Effective Date hereof) are merged herein and superseded hereby. The provisions of this Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party against whom enforcement of any amendment, modification, repeal, waiver, extension or discharge is sought; provided, however, that the Company may amend this Agreement from time to time without the Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to the Employee. No person acting other than pursuant to a resolution of the Board of Directors (or its designee) shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto or to exercise any of the Company’s rights to terminate or to fail to extend this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set her hand, all as of the day and year first above written.
ATTEST:    EQT CORPORATION
/s/ Kimberly L. Sachse         /s/ Charlene Petrelli
By: Charlene Petrelli
Title: Vice President and Chief HR Officer_
Address:
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
WITNESS:
/s/ David J. Smith         /s/ Theresa Z. Bone
Name: Theresa Z. Bone

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